Exhibit 10.36

CIVITAS THERAPEUTICS, INC.

2014 EMPLOYEE STOCK PURCHASE PLAN

Section 1.	Defined Terms

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

Section 2.	Purpose of Plan

The Plan is intended to enable Eligible Employees of the Company and its Designated Subsidiaries to use payroll deductions to purchase shares of Stock in offerings under the Plan, and thereby acquire an interest in the future of the Company. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 and to be exempt from the application and requirements of Section 409A of the Code, and is to be construed accordingly.

Section 3.	Options to Purchase Stock

Subject to adjustment pursuant to Section 16 of the Plan, the maximum aggregate number of shares of Stock available for purchase under the Plan to Eligible Employees will be 576,945 shares. The shares of Stock to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock, treasury Stock, or Stock acquired in an open-market transaction. If any Option granted under the Plan expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares of Stock subject to such Option will again be available for purchase under the Plan. If, on an Exercise Date, the total number of shares of Stock that would otherwise be subject to Options granted under the Plan exceeds the number of shares then available under the Plan (after deduction of all shares for which Options have been exercised or are then outstanding), the Administrator shall make a pro rata allocation of the shares remaining available for purchase under the Plan in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Administrator shall notify each Participant of such reduction and of the effect on the Participant’s Options and may reduce the rate of payroll deductions, if necessary.

Section 4.	Eligibility

(a) Eligibility Requirements. Subject to Section 13 of the Plan, and the exceptions and limitations set forth in Sections 4(b) and (c) and Section 6 of the Plan, or as may be provided elsewhere in the Plan, each Employee (i) who has been continuously employed by the Company or a Designated Subsidiary, as applicable, for a period of at least six months as of the first day of an Option Period, (ii) whose customary Employment with the Company or a Designated Subsidiary, as applicable, is for more than five months per calendar year, (iii) who customarily works 20 hours or more per week, (iv) who is not a “highly compensated employee”, within the meaning of Section 414(q) of the Code, subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, and (v) who satisfies the requirements set forth in the Plan will be an Eligible Employee.

(b) Five Percent Shareholders. No Employee may be granted an Option under the Plan if, immediately after the Option is granted, the Employee would own (or pursuant to Section 424(d) of the Code would be deemed to own) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of its Parent or Subsidiaries, if any.

(c) Additional Requirements. The Administrator may, for Option Periods that have not yet commenced, establish additional eligibility requirements not inconsistent with Section 423.

Section 5.	Option Periods

The Plan will generally be implemented by a series of separate offerings referred to as “Option Periods”. Unless otherwise determined by the Administrator, the Option Periods will be successive periods of approximately six months commencing on the first Business Day in January and July of each year, anticipated to be on or around January 1 and July 1, and ending approximately six months later on the last Business Day in June or December, as applicable, of each year, anticipated to be on or around June 30 and December 31. The last Business Day of each Option Period will be an “Exercise Date”. The Administrator may change the Exercise Date, the commencement date, the ending date and the duration of the Option Periods to the extent permitted by Section 423, provided, however, that no Option may be exercised after 27 months from its grant date.

Section 6.	Option Grant

Subject to the limitations set forth in Section 4 and Section 10 of the Plan and the Maximum Share Limit, on the first day of an Option Period, each Participant automatically will be granted an Option to purchase shares of Stock on the Exercise Date; provided, however, that no Participant will be granted an Option under the Plan that permits the Participant’s right to purchase shares of Stock under the Plan and under all other employee stock purchase plans of the Company and its Parent and Subsidiaries, if any, to accrue at a rate that exceeds $25,000 in Fair Market Value (or such other maximum as may be prescribed from time to time by the Code) for each calendar year during which any Option granted to such Participant is outstanding at any time, as determined in accordance with Section 423(b)(8) of the Code.

Section 7.	Method of Participation

(a) Payroll Deduction and Participation Authorization. To participate in an Option Period, an Eligible Employee must execute and deliver to the Administrator a payroll deduction and participation authorization form in accordance with the procedures prescribed by, and in a form acceptable to, the Administrator and, in so doing, the Eligible Employee will thereby become a Participant as of the first day of such Option Period. Such an Eligible Employee will remain a Participant with respect to subsequent Option Periods until his or her participation in the Plan is terminated as provided herein. Such payroll deduction and participation authorization must be delivered not later than 14 calendar days prior to the first day of an Option Period, or such other time as specified by the Administrator.

(b) Changes to Payroll Deduction Authorization for Subsequent Option Periods. A Participant’s payroll deduction authorization will remain in effect for subsequent Option Periods unless the Participant files a new authorization not later than 14 calendar days prior to the first day of the subsequent Option Period (or such other time as specified by the Administrator) or the Participant’s Option is cancelled pursuant to Section 13 or Section 14 of the Plan.

(c) Changes to Payroll Deduction Authorization for Current Option Period. During an Option Period, a Participant’s payroll deduction authorization may not be increased or decreased, except that a Participant may terminate his or her payroll deduction authorization by canceling his or her Option in accordance with Section 13 of the Plan.

(d) Payroll Deduction Percentage. Each payroll deduction authorization will request payroll deductions in a whole dollar amount between $1 and $1,000 of the Participant’s base pay or base salary, including overtime, per payroll period.

(e) Payroll Deduction Account. All payroll deductions made pursuant to this Section 7 will be credited to the Participant’s Account. Amounts credited to a Participant’s Account will not be required to be set aside in trust or otherwise segregated from the Company’s general assets.

Section 8.	Method of Payment

A Participant must pay for shares of Stock purchased under the Plan with accumulated payroll deductions credited to the Participant’s Account.

Section 9.	Purchase Price

The Purchase Price of shares of Stock issued pursuant to the exercise of an Option on each Exercise Date will be eighty-five percent (85%) (or such greater percentage specified by the Administrator to the extent permitted under Section 423) of the lesser of (a) the Fair Market Value of a share of Stock on the date on which the Option was granted pursuant to Section 6 of the Plan (i.e., the first day of the Option Period) and (b) the Fair Market Value of a share of Stock on the date on which the Option is deemed exercised pursuant to Section 10 of the Plan (i.e., the Exercise Date).

Section 10.	Exercise of Options

(a) Purchase of Shares. Subject to the limitations set forth in Section 6 of the Plan and this Section 10, with respect to each Option Period, on the applicable Exercise Date, each Participant will be deemed to have exercised his or her Option and the accumulated payroll deductions in the Participant’s Account will be applied to purchase the greatest number of shares of Stock (rounded down to the nearest whole share) that can be purchased with such Account balance at the applicable Purchase Price; provided, however, that no more than 1,000 shares of Stock may be purchased by a Participant on any Exercise Date, or such lesser number as the Administrator may prescribe in accordance with Section 423 (the “Maximum Share Limit”). As soon as practicable thereafter, shares of Stock so purchased will be placed, in book-entry form, into a record keeping account in the name of the Participant. No fractional shares will be purchased; any accumulated payroll deductions in a Participant’s Account that are not sufficient to purchase a whole share will be retained in the Participant’s Account for the subsequent Option Period, subject to earlier withdrawal by the Participant as provided in Section 13 hereof.

(b) Return of Account Balance. Except as provided in Section 10(a) above with respect to fractional shares, any amount of payroll deductions in a Participant’s Account that is not used for the purchase of shares of Stock, whether because of the Participant’s withdrawal from participation in an Option Period or for any other reason, will be returned to the Participant (or his or her designated beneficiary or legal representative, as applicable), without interest, as soon as administratively practicable after such withdrawal or other event, as applicable. If the Participant’s accumulated payroll deductions on the Exercise Date of an Option Period would otherwise enable the Participant to purchase shares of Stock in excess of the Maximum Share Limit or the maximum Fair Market Value set forth in Section 6 of the Plan, the excess of the amount of the accumulated payroll deductions over the aggregate Purchase Price of the shares of Stock actually purchased will be returned to the Participant, without interest, as soon as administratively practicable after such Exercise Date.

Section 11.	Interest

No interest will be payable on any amount held in the Account of any Participant.

Section 12.	Taxes

Payroll deductions will be made on an after-tax basis. The Administrator will have the right to make such provision as it deems necessary for, and may condition the exercise of an Option on, the satisfaction of its obligations to withhold federal, state, local income or other taxes incurred by reason of the purchase or disposition of shares of Stock under the Plan. In the Administrator’s discretion and subject to applicable law, such tax obligations may be paid in whole or in part by delivery of shares of Stock to the Company, including shares of Stock purchased under the Plan, valued at Fair Market Value, but not in excess of the minimum statutory amounts required to be withheld.

Section 13.	Cancellation and Withdrawal

(a) Cancellation of Payroll Deduction Authorization. A Participant who has been granted an Option under the Plan may cancel all (but not less than all) of such Option and terminate his or her payroll deduction authorization by notice delivered to the Administrator in accordance with the procedures prescribed by, and in a form acceptable to, the Administrator. To be effective with respect to an upcoming Exercise Date, such cancellation notice must be delivered not later than 14 calendar days prior to such Exercise Date (or such other time as specified by the Administrator). Upon such termination and cancellation, the balance in the Participant’s Account will be returned to the Participant, without interest, as soon as administratively practicable thereafter. For the avoidance of doubt, a Participant who reduces his or her withholding rate for future payroll periods to zero percent (0%) pursuant to Section 7 of the Plan will be deemed to have terminated his or her payroll deduction authorization and canceled participation in future Option Periods, unless the Participant has delivered a new payroll deduction authorization for a subsequent Option Period in accordance with the rules of Section 7(b) of the Plan.

(b) 401(k) Hardship Withdrawal. A Participant who makes a hardship withdrawal from a 401(k) Plan will be deemed to have terminated his or her payroll deduction authorization for subsequent payroll dates relating to the then current Option Period as of the date of such hardship withdrawal and amounts accumulated in the Participant’s Account as of such date will be returned to the Participant, without interest, as soon as administratively practicable thereafter. An Employee who has made a hardship withdrawal from a 401(k) Plan will not be permitted to participate in Option Periods commencing after the date of his or her hardship withdrawal until the first Option Period that begins at least six months after the date of his or her hardship withdrawal.

Section 14.	Termination of Employment; Death of Participant

Upon the termination of a Participant’s employment with the Company or a Designated Subsidiary, as applicable, for any reason or the death of a Participant during an Option Period prior to an Exercise Date or in the event the Participant ceases to qualify as an Eligible Employee, the Participant will cease to be a Participant, any Option held by the Participant under the Plan will be canceled, the balance in the Participant’s Account will be returned to the Participant (or his or her estate or designated beneficiary in the event of the Participant’s death), without interest, as soon as administratively practicable thereafter, and the Participant will have no further rights under the Plan.

Section 15.	Equal Rights; Participant’s Rights Not Transferable

All Participants granted Options in an offering under the Plan will have the same rights and privileges, consistent with the requirements set forth in Section 423. Any Option granted under the Plan will be exercisable during the Participant’s lifetime only by him or her and may not be sold, pledged, assigned, or transferred in any manner. In the event any Participant violates or attempts to violate the terms of this Section 15, as determined by the Administrator in its sole discretion, any Options granted to the Participant under the Plan may be terminated by the Company and, upon the return to the Participant of the balance of his or her Account, without interest, all of the Participant’s rights under the Plan will terminate.

Section 16.	Change in Capitalization; Corporate Transaction

(a) Change in Capitalization. In the event of any change in the outstanding Stock by reason of a stock dividend, stock split, reverse stock split, split-up, recapitalization, merger, consolidation, reorganization, or other capital change, the aggregate number and type of shares of Stock available under the Plan, the number and type of shares of Stock granted under any outstanding Options, the Maximum Share Limit and the purchase price per share of Stock under any outstanding Option will be appropriately adjusted by the Administrator; provided, that any such adjustment shall be made in a manner that complies with Section 423.

(b) Corporate Transaction. In the event of a sale of all or substantially all of the Stock or a sale of all or substantially all of the assets of the Company, or a merger or similar transaction in which the Company is not the surviving corporation or that results in the acquisition of the Company by another person, the Administrator may, in its discretion, (i) if the Company is merged with or acquired by another corporation, provide that each outstanding

Option will be assumed or exchanged for a substitute Option granted by the acquiror or successor corporation or by a parent or subsidiary of the acquiror or successor corporation, (ii) cancel each outstanding Option and return the balances in Participants’ Accounts to the Participants, and/or (iii) pursuant to Section 18 of the Plan, terminate the Option Period on or before the date of the proposed sale, merger or similar transaction.

Section 17.	Administration of Plan

The Plan will be administered by the Administrator, which will have the authority to interpret the Plan, determine eligibility under the Plan, prescribe forms, rules and procedures relating to the Plan and otherwise do all things necessary or appropriate to carry out the purposes of the Plan. All determinations and decisions by the Administrator regarding the interpretation or application of the Plan will be final and binding on all Participants.

The Administrator may specify the manner in which the Company, Employees and/or Participants are to provide notices and forms under the Plan, and may require that such notices and forms be submitted electronically.

Section 18.	Amendment and Termination of Plan

(a) Amendment. The Board reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable; provided, however, that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 will have no force or effect unless approved by the shareholders of the Company within 12 months before or after its adoption.

(b) Termination. The Board reserves the right at any time or times to suspend or terminate the Plan. In connection therewith, the Board may provide, in its sole discretion, either that outstanding Options will be exercisable either on the Exercise Date for the applicable Option Period or on such earlier date as the Board may specify (in which case such earlier date will be treated as the Exercise Date for the applicable Option Period), or that the balance of each Participant’s Account will be returned to the Participant, without interest.

Section 19.	Approvals

Shareholder approval of the Plan will be obtained prior to the date that is 12 months after the date of Board approval. In the event that the Plan has not been approved by the shareholders of the Company prior to September 12, 2015, all Options to purchase shares of Stock under the Plan will be cancelled and become null and void.

Notwithstanding anything herein to the contrary, the obligation of the Company to issue and deliver shares of Stock under the Plan will be subject to the required approval of any governmental authority in connection with the authorization, issuance, sale or transfer of such shares of Stock and to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time.

Section 20.	Participants’ Rights as Shareholders and Employees

A Participant will have no rights or privileges as a shareholder of the Company and will not receive any dividends in respect of any shares of Stock covered by an Option granted hereunder until such Option has been exercised, full payment has been made for such shares, and the shares have been issued to the Participant.

Nothing contained in the provisions of the Plan will be construed as giving to any Employee the right to be retained in the employ of the Company or any Designated Subsidiary or as interfering with the right of the Company or any Designated Subsidiary to discharge, promote, demote or otherwise re-assign any Employee from one position to another within the Company or any Designated Subsidiary at any time.

Section 21.	Information Regarding Disqualifying Dispositions.

By electing to participate in the Plan, each Participant agrees to provide such information about any transfer of Stock acquired under the Plan that occurs within two years after the first day of the Option Period in which such Stock was acquired and within one year after the day such Stock was purchased as may be requested by the Company or any Designated Subsidiary in order to assist it in complying with applicable tax laws.

Section 22.	Governing Law

The Plan will be governed by and interpreted consistently with the laws of the State of Delaware, except as may be necessary to comply with applicable requirements of federal law.

Section 23.	Effective Date and Term

The Plan will become effective upon adoption of the Plan by the Board and no rights will be granted hereunder after the earliest to occur of (a) the Plan’s termination by the Company, (b) the issuance of all shares of Stock available for issuance under the Plan or (c) the day before the 10-year anniversary of the date the Board approves the Plan.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“401(k) Plan”: A savings plan qualifying under Section 401(k) of the Code that is sponsored by the Company for the benefit of its employees.

“Account”: A payroll deduction account maintained in the Participant’s name on the books of the Company.

“Administrator”: The Compensation Committee of the Board and its delegates, except that the Compensation Committee may delegate its authority under the Plan to a sub-committee comprised of one or more of its members, to members of the Board, or to officers or employees of the Company to the extent permitted by applicable law. In each case, references herein to the Administrator refer, as applicable, to such persons or groups so delegated to the extent of such delegation.

“Board”: The Board of Directors of the Company.

“Business Day”: Any day on which the established national exchange or trading system (including the NASDAQ Global Market) on which the Stock is traded is available and open for trading.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”: Civitas Therapeutics, Inc.

“Designated Subsidiary”: A Subsidiary of the Company that has been designated by the Board or the Compensation Committee of the Board from time to time as eligible to participate in the Plan.

“Effective Date”: The date set forth in Section 23 of the Plan.

“Eligible Employee”: Any Employee who meets the eligibility requirements set forth in Section 4 of the Plan.

“Employee”: Any person who is employed by the Company or a Designated Subsidiary. For the avoidance of doubt, independent contractors and consultants are not “Employees”.

“Exercise Date”: The date set forth in Section 5 of the Plan or otherwise designated by the Administrator with respect to a particular Option Period on which a Participant will be deemed to have exercised the Option granted to him or her for such Option Period.

“Fair Market Value”:

(a) If the Stock is readily traded on an established national exchange or trading system (including the NASDAQ Global Market), the closing price of a share of Stock as reported by the principal exchange on which such Stock is traded; provided, however, that if such day is not a trading day, Fair Market Value will mean the reported closing price of a share of Stock for the immediately preceding day that is a trading day.

(b) If the Stock is not traded on an established national exchange or trading system, the average of the bid and ask prices for shares Stock where the bid and ask prices are quoted.

(c) If the Stock cannot be valued pursuant to clauses (a) or (b), the value as determined in good faith by the Board in its sole discretion.

“Maximum Share Limit”: The meaning set forth in Section 10 of the Plan.

“Option”: An option granted pursuant to the Plan entitling the holder to acquire shares of Stock upon payment of the Purchase Price per share of Stock.

“Option Period”: An offering period established in accordance with Section 5 of the Plan.

“Parent”: A “parent corporation” as defined in Section 424(e) of the Code.

“Participant”: An Eligible Employee who elects to enroll in the Plan.

“Plan”: The Civitas Therapeutics, Inc. 2014 Employee Stock Purchase Plan, as from time to time amended and in effect.

“Purchase Price”: The price per share of Stock with respect to an Option Period determined in accordance with Section 9 of the Plan.

“Section 423”: Section 423 of the Code and the regulations thereunder.

“Stock”: Common stock of the Company, par value $0.001 per share.

“Subsidiary”: A “subsidiary corporation” as defined in Section 424(f) of the Code.